Jerry D. Horn named Chairman, President and CEO of Quality Stores, Inc.

Muskegon, MI - November 8, 2000 - Quality Stores, Inc. announced today that Jerry D. Horn, currently a board member, has been named Chairman, President and Chief Executive Officer.

James T. McKitrick, President and Chief Executive Officer since 1992, has resigned from his operating roles and the board of directors.

Mr. Horn is currently a Managing Director of J.W. Childs Associates, L.P., which is the largest shareholder of Quality Stores. Mr. Horn was Chairman of the Board of General Nutrition Companies, Inc. ("GNC"), the country's leading specialty retailer of vitamins and food supplements from 1985 until the company was sold in 1999. From 1985 to 1991, Mr. Horn was President and CEO of GNC where he orchestrated a turnaround at the company and designed and implemented the strategy that has led to GNC becoming the largest and most successful specialty retailer in its class. In 1989 he organized the buyout of GNC and took the company public in 1993. From 1983 to 1985, he was President and CEO of Thousand Trails, Inc. and from 1979 to 1983 he was President and CEO of Recreational Equipment Inc., a Seattle-based specialty retailer. From 1959 to 1979, Mr. Horn held various executive positions with Sears, Roebuck & Co. Mr. Horn holds a B.S. degree from Drake University.

Quality Stores, Inc. is the largest specialty farming goods retailer in the U.S. with 351 stores in 31 states and total revenues of $1.1 billion.

Contact:      Quality Stores
              Denny Starr
              (231) 798-8787